Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-289703 on Form F-1, as amended, of Galmed Pharmaceuticals Ltd. of our report dated June 8, 2026, relating to the financial statements of Colospan Ltd., as of and for the year ended December 31, 2025 included in the Current Report on Form 6-K of Galmed Pharmaceuticals Ltd., dated June 8, 2026, and included in the Prospectus Supplement No. 1, dated June 8, 2026 filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co
Certified Public Accounts
A Firm in the Deloitte Global Network

Tel Aviv, Israel
June 8, 2026